Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

Catherine D. Rice	Andrew G. Backman
Chief Financial Officer	Vice President – Investor Relations

iStar Financial Announces Fourth Quarter and Fiscal Year 2006 Results

Board of Directors Approves 7.1% Increase in Quarterly Dividend on Common Stock

•                  Fourth quarter new financing commitments reached $1.84 billion in 39 separate transactions, up 10% year-over-year.

•                  2006 origination volume increased to $6.1 billion, up 29% year-over-year, in 121 total financing commitments.

•                  2006 net asset growth reached $2.5 billion; total assets reached $11.0 billion at year-end.

•                  Adjusted earnings per diluted common share were $0.91 and $3.61 for the fourth quarter and fiscal year 2006, respectively.

•                  Total revenues reached a record $265.3 million and $980.2 million for the fourth quarter and fiscal year 2006, respectively.

•                  Company affirms full year 2007 adjusted earnings per diluted common share guidance of $3.80 - $4.00 and diluted GAAP earnings per share of $2.70 - $2.90.

•                  Company increases regular quarterly dividend by 7.1% to $0.825 per common share, or $3.30 per common share on an annualized basis.

NEW YORK – February 22, 2007 – iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, today reported results for the fourth quarter and fiscal year ended December 31, 2006.

“In 2006, we made significant steps to grow our business by extending iStar’s reach and building on our strengths,” said Jay Sugarman, iStar Financial’s chairman and chief executive officer.  “Our team produced record originations and earnings, while maintaining our disciplined approach in a competitive real estate market. We closed a high percentage of the deals we pursued by providing truly flexible, customer focused, custom-tailored capital to our valued customers.”

more

Fourth Quarter 2006 Results

iStar reported adjusted earnings for the quarter of $0.91 per diluted common share. This compares with $0.81 per diluted common share for the fourth quarter 2005. Adjusted earnings allocable to common shareholders for the fourth quarter 2006 were $110.1 million on a diluted basis, compared to $92.2 million for the fourth quarter 2005. Adjusted earnings represents net income computed in accordance with GAAP, adjusted for preferred dividends, depreciation, depletion, amortization and gain (loss) from discontinued operations.

Net income allocable to common shareholders for the fourth quarter was $79.2 million, or $0.65 per diluted common share, compared to $68.0 million, or $0.60 per diluted common share for the fourth quarter 2005. Please see the financial tables that follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Net investment income for the quarter was $128.1 million, compared to $97.4 million for the fourth quarter of 2005. The year-over-year increase in net investment income was primarily due to growth of the Company’s loan portfolio. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt.

The Company announced that during the fourth quarter, it closed a record 39 new financing commitments, for a total of $1.8 billion, up 10% year-over-year. Of that amount, $1.1 billion was funded during the fourth quarter. In addition, the Company funded $238.1 million under pre-existing commitments and received $371.2 million in principal repayments. Cumulative repeat customer business totaled $12.0 billion at December 31, 2006.

Additionally, the Company completed the sale of two non-strategic office/R&D portfolios consisting of five properties, as well as the sale of an interest in one additional property, for total proceeds of $55.0 million net of costs, resulting in a total net book gain of approximately $2.4 million.

For the quarter ended December 31, 2006, the Company generated adjusted return on average common book equity of 20.0%. The Company’s debt to book equity plus accumulated depreciation/depletion and loan loss reserves, all as determined in accordance with GAAP, was 2.3x at quarter end. The Company’s net finance margin, calculated as the rate of return on assets less the cost of debt, was 3.31% for the quarter, essentially in-line with the previous quarter.

Fiscal Year 2006 Results

Adjusted earnings allocable to common shareholders for the year ended December 31, 2006, were $419.7 million on a diluted basis, or $3.61 per diluted share, compared to $382.3 million, or $3.36 per diluted share for the year ended December 31, 2005.

Net income allocable to common shareholders for the year ended December 31, 2006, was $324.5 million, or $2.79 per diluted common share, compared to $239.6 million, or $2.11 per diluted common share for the year ended December 31, 2005.

Net investment income and total revenue were $462.2 million and $980.2 million, respectively, for the year ended December 31, 2006, versus $330.4 million and $789.7 million, respectively, for the year ended December 31, 2005.

The Company said it continued to see increased opportunities and solid growth from its core lending business and new business extensions. The AutoStar business surpassed the $1 billion threshold in commitments and the Company said it expects this natural extension of its core lending and corporate tenant lease business to continue to produce solid returns. In 2006, TimberStar led and closed the $1.13 billion acquisition of 900,000 acres of timberland from International Paper in conjunction with three third-party equity investors. As part of the acquisition, the Company retained a number of seasoned timber executives and operations personnel, increasing the depth of the TimberStar management team. The Company’s European subsidiary also expanded in 2006, closing nearly $500 million in commitments in 16 transactions since entering the European markets. Finally, the Company said its relationship with Oak Hill Advisors continued to strengthen iStar’s network of knowledge in corporate credit markets and enhance overall deal flow.

“To support our growth, in 2006, we increased the total number of employees by 12% across all levels of the organization and in multiple disciplines including investments, risk management, asset management, finance and accounting,” Mr. Sugarman said. “I am proud that we are able to continue to attract high caliber talent who embrace the iStar culture and join an outstanding team of over 200 employees at our firm.”

Mr. Sugarman concluded, “In 2007, we will look to continue to grow our business by utilizing our proven competitive advantages including our size, scale, depth, breadth and long-standing customer relationships. We believe all of these elements, combined with our absolute commitment to integrity and fairness, should allow iStar to continue to deliver superior risk-adjusted returns to our shareholders.”

Capital Markets Summary

During the fourth quarter, the Company completed a follow-on equity offering in which it issued 12.65 million primary common shares, generating $541.4 million in net proceeds. The Company used the proceeds from the offering to repay borrowings under its unsecured revolving credit facility.

As of December 31, 2006, the Company had $923.1 million outstanding under $2.7 billion in credit facilities. Consistent with its match funding policy under which a one percentage point change in interest rates cannot impact adjusted earnings by more than 2.5%, as of December 31, 2006, a one percentage point increase in rates would have increased the Company’s adjusted earnings by 1.47%.

Risk Management

At December 31, 2006, first mortgages, participations in first mortgages, senior loans and corporate tenant lease investments collectively comprised 81.6% of the Company’s asset base, versus 83.8% in the prior quarter. The Company’s loan portfolio consisted of 61.0% floating rate and 39.0% fixed rate loans, with a weighted average maturity of 4.3 years. The weighted average last dollar loan-to-value ratio for all structured finance assets was 64.9%. At quarter end, the Company’s corporate tenant lease assets were 95.2% leased with a weighted average remaining lease term of 10.9 years. During the fourth quarter, the weighted average risk ratings of the Company’s structured finance and corporate tenant lease assets improved slightly versus last quarter and were 2.74 and 2.37, respectively, at December 31, 2006.

At December 31, 2006, watch list assets represented 1.34% of total assets. During the fourth quarter, two assets were removed and four assets were added to the watch list.

At December 31, 2006, the Company’s non-performing loan (NPL) assets represented 0.56% of total assets. The Company currently has two loans on its NPL list, both of which were on the watch list in the previous quarter. The two assets previously on the NPL list last quarter were removed during the fourth quarter. The Company’s policy is to stop the accrual of interest on loans placed on NPL status. The Company believes it has adequate collateral to support the book value for each of the watch list and NPL assets.

During the quarter, the Company wrote off a total of $3.2 million of book value related to its loan portfolio, including $3.0 million relating to an asset in its AutoStar portfolio. The remaining balance of this loan was added to the Company’s NPL list pending further discussion and action with the borrower. In addition, the Company received $18.0 million of the $18.2 million of book value of a mezzanine loan that had been on the NPL list since 2003 and wrote off the remaining $0.2 million balance of that loan. These write-offs were applied to the Company’s loan loss reserves and had no impact to fourth quarter 2006 earnings.

Catherine D. Rice, iStar Financial’s chief financial officer, noted, “Over the past 13-plus years, we’ve built our franchise and diversified our asset base. We continue to maintain discipline in our underwriting and believe we are prudently reserved given our view of the overall market and our portfolio. As we have consistently said, we expect some level of losses within the portfolio,  despite our strong credit track record. We believe the small losses we incurred in 2006 were asset specific and do not reflect a systemic change or trend within the portfolio.”

The Company had $52.2 million in loan loss allowances at December 31, 2006 versus $46.9 million at December 31, 2005.

Ms. Rice continued, “Last year, we again recorded some of the strongest credit statistics in the finance industry and the overall credit profile of our portfolio remains solid. In the fourth quarter, we added provisions to our loan loss reserves based on our quarterly risk ratings process and the increase in the size of the Company’s overall loan portfolio.”

Earnings Guidance

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. The Company continues to expect diluted adjusted earnings per share for the fiscal year 2007 of $3.80 - $4.00, and diluted GAAP earnings per share for the fiscal year 2007 of $2.70 - $2.90, based on expected net asset growth of approximately $3.0 billion. The Company continues to expect to fund its long-term net asset growth with a combination of unsecured debt and equity.

Dividend

On December 1, 2006, iStar Financial declared a regular quarterly dividend of $0.77. The fourth quarter dividend was paid on December 29, 2006 to shareholders of record on December 15, 2006.

iStar Financial announced today that, effective April 1, 2007, its Board of Directors approved an increase in the regular quarterly cash dividend on its common stock to $0.825 per share for the quarter ending March 31, 2007, payable on April 29, 2007 to holders of record on April 15, 2007. The $0.825 per share quarterly dividend, or $3.30 per share on an annualized basis, represents a 7.1% increase over iStar Financial’s 2006 quarterly dividend rate of $0.77 per share.

[Financial Tables to Follow]

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iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored financing to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. EST today, February 22, 2007. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net investment income	$128,139	$97,394	$462,159	$330,441
Other income	20,962	11,579	75,727	81,440
Non-interest expense	(58,400)	(35,271)	(187,399)	(136,679)
Minority interest in consolidated entities	154	(300)	(1,207)	(980)
Income from continuing operations	$90,855	$73,402	$349,280	$274,222

Income (loss) from discontinued operations	(1,590)	1,522	1,320	7,337
Gain from discontinued operations	2,428	5,396	24,227	6,354
Preferred dividend requirements	(10,580)	(10,580)	(42,320)	(42,320)
Net income allocable to common shareholders and HPU holders (1)	$81,113	$69,740	$332,507	$245,593

(1)  HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of	As of
	December 31, 2006	December 31, 2005
	(unaudited)
Loans and other lending investments, net	$6,799,850	$4,661,915
Corporate tenant lease assets, net	3,084,794	3,115,361
Other investments	407,617	238,294
Total assets	11,059,995	8,532,296
Debt obligations	7,833,437	5,859,592
Total liabilities	8,034,394	6,052,114
Total shareholders’ equity	2,986,863	2,446,671

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
REVENUES

Interest income	$161,421	$107,550	$575,598	$406,668
Operating lease income	82,910	76,428	328,868	301,623
Other income	20,962	11,579	75,727	81,440
Total revenue	265,293	195,557	980,193	789,731

COSTS AND EXPENSES

Interest expense	119,660	81,717	429,807	313,053
Operating costs - corporate tenant lease assets	6,427	5,667	24,891	21,809
Depreciation and amortization	20,017	18,054	76,967	70,442
General and administrative (1)	29,383	17,217	96,432	63,987
Provision for loan losses	9,000	—	14,000	2,250
Loss on early extinguishment of debt	—	1,642	—	46,004
Total costs and expenses	184,487	124,297	642,097	517,545

Income from continuing operations before other items	80,806	71,260	338,096	272,186
Equity in earnings from joint ventures	9,895	2,442	12,391	3,016
Minority interest in consolidated entities	154	(300)	(1,207)	(980)
Income from continuing operations	90,855	73,402	349,280	274,222

Income (loss) from discontinued operations	(1,590)	1,522	1,320	7,337
Gain from discontinued operations	2,428	5,396	24,227	6,354
Net income	91,693	80,320	374,827	287,913

Preferred dividends	(10,580)	(10,580)	(42,320)	(42,320)

Net income allocable to common shareholders and HPU holders	$81,113	$69,740	$332,507	$245,593

Net income per common share
Basic	$0.66	$0.60	$2.82	$2.13
Diluted (2)	$0.65	$0.60	$2.79	$2.11

Net income per HPU share
Basic (3)	$124.73	$113.80	$533.80	$402.87
Diluted (2)(4)	$123.47	$112.73	$528.67	$398.87

(1)  For the three months ended December 31, 2006 and 2005, includes $2,077 and $757 of stock-based compensation expense. For the twelve months ended December 31, 2006 and 2005, includes $11,435 and $2,758 of stock-based compensation expense.

(2)  For the three months ended December 31, 2006 and 2005, includes the allocable share of $29 and $28 of joint venture income, respectively. For the twelve months ended December 31, 2006 and 2005, includes the allocable share of $115 and $28 of joint venture income, respectively.

(3)  For the three months ended December 31, 2006 and 2005, $1,871 and $1,707 of net income is allocable to HPU holders, respectively. For the twelve months ended December 31, 2006 and 2005, $8,007 and $6,043 of net income is allocable to HPU holders, respectively.

(4)  For the three months ended December 31, 2006 and 2005, $1,852 and $1,691 of net income is allocable to HPU holders, respectively. For the twelve months ended December 31, 2006 and 2005, $7,930 and $5,983 of net income is allocable to HPU holders, respectively.

iStar Financial Inc.

Earnings Per Share Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
EPS INFORMATION FOR COMMON SHARES

Income from continuing operations per common share (1)
Basic	$0.65	$0.54	$2.60	$2.01
Diluted (2)	$0.65	$0.54	$2.58	$1.99

Net income per common share
Basic	$0.66	$0.60	$2.82	$2.13
Diluted (2)	$0.65	$0.60	$2.79	$2.11

Weighted average common shares outstanding
Basic	120,191	113,107	115,023	112,513
Diluted (2)	121,498	114,283	116,219	113,703

EPS INFORMATION FOR HPU SHARES

Income from continuing operations per HPU share (1)
Basic	$123.47	$102.53	$492.80	$380.40
Diluted (2)	$122.20	$101.53	$488.07	$376.60

Net income per HPU share (3)
Basic	$124.73	$113.80	$533.80	$402.87
Diluted (2)	$123.47	$112.73	$528.67	$398.87

Weighted average HPU shares outstanding
Basic	15	15	15	15
Diluted (2)	15	15	15	15

(1)  For the three months ended December 31, 2006 and 2005, excludes preferred dividends of $10,580. For the twelve months ended December 31, 2006 and 2005, excludes preferred dividends of $42,320.

(2)  For the three months ended December 31, 2006 and 2005, includes the allocable share of $29 and $28 of joint venture income, respectively. For the twelve months ended December 31, 2006 and 2005, includes the allocable share of $115 and $28 of joint venture income, respectively.

(3)  As more fully explained in the Company’s quarterly SEC filings, three plans of the Company’s HPU program vested in December 2002, December 2003 and December 2004, respectively. Each of the respective plans contain 5 HPU shares. Cumulatively, these 15 shares were entitled to $1,871 and $1,707 of net income for the three months ended December 31, 2006 and 2005, respectively, and $8,007 and $6,043 of net income for the twelve months ended December 31, 2006 and 2005, respectively. On a diluted basis, these cumulative 15 shares were entitled to $1,852 and $1,691 of net income for the three months ended December 31, 2006 and 2005, respectively, and $7,930 and $5,983 of net income for the twelve months ended December 31, 2006 and 2005, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
ADJUSTED EARNINGS (1)

Net income	$91,693	$80,320	$374,827	$287,913
Add: Depreciation, depletion and amortization	21,267	19,558	83,058	75,574
Add: Joint venture income	31	31	123	136
Add: Joint venture depreciation, depletion and amortization	6,848	2,738	14,941	8,284
Add: Amortization of deferred financing costs	5,849	7,814	23,520	68,651
Less: Preferred dividends	(10,580)	(10,580)	(42,320)	(42,320)
Less: Gain from discontinued operations	(2,428)	(5,396)	(24,227)	(6,354)

Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$112,649	$94,454	$429,799	$391,748
Diluted	$112,680	$94,485	$429,922	$391,884

Adjusted earnings per common share:
Basic (2)	$0.92	$0.81	$3.65	$3.40
Diluted (3)	$0.91	$0.81	$3.61	$3.36

Weighted average common shares outstanding:
Basic	120,191	113,107	115,023	112,513
Diluted	121,498	114,283	116,219	113,747

Common shares outstanding at end of period:
Basic	126,565	113,209	126,565	113,209
Diluted	127,854	114,403	127,854	114,403

(1)  Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)  For the three months ended December 31, 2006 and 2005, excludes $2,599 and $2,312 of net income allocable to HPU holders, respectively. For the twelve months ended December 31, 2006 and 2005, excludes $10,351 and $9,636 of net income allocable to HPU holders, respectively.

(3)  For the three months ended December 31, 2006 and 2005, excludes $2,572 and $2,290 of net income allocable to HPU holders, respectively. For the twelve months ended December 31, 2006 and 2005, excludes $10,250 and $9,538 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of	As of
	December 31, 2006	December 31, 2005
	(unaudited)
ASSETS

Loans and other lending investments, net	$6,799,850	$4,661,915
Corporate tenant lease assets, net	3,084,794	3,115,361
Other investments	407,617	238,294
Investments in joint ventures	382,030	202,128
Assets held for sale	9,398	—
Cash and cash equivalents	105,951	115,370
Restricted cash	28,986	28,804
Accrued interest and operating lease income receivable	72,954	32,166
Deferred operating lease income receivable	79,498	76,874
Deferred expenses and other assets	71,181	52,181
Goodwill	17,736	9,203
Total assets	$11,059,995	$8,532,296

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$200,957	$192,522

Debt obligations:
Unsecured senior notes	6,250,249	4,108,477
Unsecured revolving credit facilities	923,068	1,242,000
Secured term loans	562,116	411,144
Other debt obligations	98,004	97,971
Total liabilities	8,034,394	6,052,114
Minority interest in consolidated entities	38,738	33,511
Shareholders’ equity	2,986,863	2,446,671
Total liabilities and shareholders’ equity	$11,059,995	$8,532,296

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

Three Months Ended
December 31, 2006
Net Finance Margin

Weighted average GAAP yield of loan and CTL investments	9.80%
Less: Cost of debt	(6.49)%
Net Finance Margin (1)	3.31%

Adjusted Return on Average Common Book Equity

Adjusted basic earnings allocable to common shareholders and HPU holders (2)	$112,649
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (A)	$450,596

Average total book equity	$2,760,939
Less: Average book value of preferred equity	(506,176)
Average common book equity (B)	$2,254,763
Adjusted Return on Average Common Book Equity (A) / (B)	20.0%

Efficiency Ratio

General and administrative expenses (C)	$29,383
Total revenue (D)	$265,293
Efficiency Ratio (C) / (D)	11.1%

(1)          Weighted average GAAP yield is the annualized sum of interest income and operating lease income (excluding other income), dividedby the sum of average grosscorporate tenant lease assets, average loansandother lendinginvestments, average SFAS No. 141 purchase intangibles and average assets held for sale over the period. Cost of debt is the annualized sum of interest expense andoperating costs–corporate tenant lease assets, dividedby the average grossdebt obligations over the period.  Operating lease income and operating costs–corporate tenant lease assets exclude SFAS No. 144 adjustments from discontinued operations of $871 and $214, respectively. The Company does not consider net finance margin to be a measure of the Company'sliquidity or cash flows. It isone of several measures that management considers to be an indicator of the profitability of its operations.

(2)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

CREDIT STATISTICS

	Three Months Ende
	December 31, 2006
Book debt (A)	$7,833,437

Book equity	$2,986,863
Add: Accumulated depreciation/depletion and loan loss reserves	413,118
Sum of book equity, accumulated depreciation/depletion and loan loss reserves (B)	$3,399,981

Book Debt / Sum of Book Equity, Accumulated Depreciation/Depletion and Loan Loss Reserves (A) / (B)	2.3	x

Ratio of Earnings to Fixed Charges	1.7	x

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.6	x

Interest Coverage

EBITDA (1) (C)	$239,468
GAAP interest expense (D)	$119,660

EBITDA / GAAP Interest Expense (C) / (D)	2.0	x

Fixed Charge Coverage

EBITDA (1) (C)	$239,468

GAAP interest expense	119,660
Add: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$130,240

EBITDA / GAAP Interest Expense and Preferred Dividends (C) / (E)	1.8	x

RECONCILIATION OF NET INCOME TO EBITDA

Net income	$91,693
Add: GAAP interest expense	119,660
Add: Depreciation, depletion and amortization	21,267
Add: Joint venture depreciation, depletion and amortization	6,848

EBITDA (1)	$239,468

(1)          EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled  measures by other companies.

	LOAN ORIGINATIONS
			Total/
		Floating	Weighted	CORPORATE	OTHER
Three Months Ended December 31, 2006	Fixed Rate	Rate	Average	LEASING	INVESTMENTS
Amount funded	$213,243	$632,733	$845,975	$14,114	$212,496
Weighted average GAAP yield	12.35%	10.63%	11.06%	11.60%	N/A
Weighted average all-in spread/margin (basis points) (1)	776	530	—	695	N/A
Weighted average first $ loan-to-value ratio	26.8%	22.2%	23.0%	N/A	N/A
Weighted average last $ loan-to-value ratio	78.0%	71.0%	72.3%	N/A	N/A

UNFUNDED COMMITMENTS

Number of assets with unfunded commitments					108

Discretionary commitments					$27,529
Non-discretionary commitments					2,913,224
Total unfunded commitments					$2,940,753
Estimated weighted average funding period				Approximately 3.2 years

UNENCUMBERED ASSETS					$10,392,861

RISK MANAGEMENT STATISTICS

(weighted average risk rating)

	2006				2005
	December 31,	September 30,	June 30,	March 31,	December 31,
Structured Finance Assets (principal risk)	2.74	2.75	2.67	2.71	2.63
Corporate Tenant Lease Assets	2.37	2.39	2.38	2.42	2.38

				(1=lowest risk; 5=highest risk)

(1)          Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

iStar Financial Inc.

Supplemental Information

(In thousands, except per share amounts)

(unaudited)

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of
	December 31, 2006		December 31, 2005
Carrying value of non-performing loans /
As a percentage of total assets	$61,480	0.56%	$35,291	0.41%
Reserve for loan losses /
As a percentage of total assets	$52,201	0.47%	$46,876	0.55%
As a percentage of non-performing loans		85%		133%

RECONCILIATION OF DILUTED ADJUSTED EPS
GUIDANCE TO DILUTED GAAP EPS GUIDANCE (1)

Year Ending
December 31, 2007

Earnings per diluted common share guidance	$2.70 - $2.90
Add: Depreciation, depletion and amortization per diluted common share	$.900 - $1.30
Adjusted earnings per diluted common share guidance	$3.80 - $4.00

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF DECEMBER 31, 2006 (1)

	$	%
Security Type
First Mortgages / Senior Loans	$5,406	49.6%
Corporate Tenant Leases	3,487	32.0
Mezzanine / Subordinated Debt	1,446	13.3
Other Investments	554	5.1
Total	$10,893	100.0%

Collateral Type
Other	$1,691	15.5%
Apartment / Residential	1,655	15.2
Office (CTL)	1,611	14.8
Retail	1,423	13.1
Industrial / R&D	1,340	12.3
Entertainment / Leisure	1,014	9.3
Mixed Use / Mixed Collateral	958	8.8
Hotel	728	6.7
Office (Lending)	473	4.3
Total	$10,893	100.0%

Collateral Location
West	$2,282	20.9%
Northeast	1,719	15.8
Southeast	1,700	15.6
Various	1,356	12.5
Mid-Atlantic	769	7.1
Central	754	6.9
South	692	6.3
International	571	5.2
Southwest	519	4.8
Northcentral	347	3.2
Northwest	184	1.7
Total	$10,893	100.0%

(1)          Figures presented prior to loan loss reserves, accumulated depreciation and impact of Statement of Financial Accounting Standards No. 141, “Business Combinations.”

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